CONSULTANTING AGREEMENT


This Consulting Agreement (this "Agreement") is made effective as of April 13, 2004 by and between Gateway Distributors ("Gateway"), of 3035 E. Patrick Ln., Las Vegas, Nevada, 89120 and Tarun Mendiratta ("Tarun"), an individual.

     A. Gateway is engaged in the business of Vitamin and Supplement Distribution. Tarun will primarily perform the job duties at the following location: 3035 E. Patrick Ln., Las Vegas, Nevada.

     B.   Gateway desires to have the services of Tarun.

     C.   Tarun is willing to provide consulting services to Gateway.

Therefore, the parties agree as follows:

1. CONSULTING. Gateway shall employ Tarun for consulting regarding retail sales and marketing. Tarun shall provide to Gateway the following services:
     To promote and sell products, generate new business, acquisitions, and special projects assigned by the officers of the company. Tarun accepts and agrees to such Consulting, and agrees to be subject to the general supervision, advice and direction of Gateway and Gateway's supervisory personnel. Tarun shall also perform such other unrelated services and duties as may be assigned to Tarun from time to time by Gateway.

2. BEST EFFORTS OF CONSULTANT. Tarun agrees to perform faithfully, industriously, and to the best of Tarun's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Gateway. Such duties shall be provided at such place(s) as the needs, business, or opportunities of Gateway may require from time to time.

3. COMMISSION PAYMENTS. Tarun will receive $3,000 per week for his services effective immediately. This will be paid semi-monthly on the tenth day and the twenty-fifth day of the month, each payment corresponding to the semi-monthly period that ended approximately fifteen days prior to the payment date.

4. EXPENSE REIMBURSEMENT. Gateway will reimburse Tarun for "out-of-pocket" expenses incurred by Tarun in accordance with Gateway's policies.

5. RECOMMENDATIONS FOR IMPROVING OPERATIONS. Tarun shall provide Gateway with all information, suggestions, and recommendations regarding Gateway's business, of which Tarun has knowledge that will be of benefit to Gateway.

6. CONFIDENTIALITY. Tarun recognizes that Gateway has and will have information regarding the following:


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Inventions           products         product design    processes
technical matters    trade secrets    copyrights        customer lists
prices               costs            discounts         business affairs
future plans and other vital information items (collectively, "Information") which are valuable, special and unique assets of Gateway. Tarun agrees that Tarun will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Information to any third party without the prior written consent of Gateway, Tarun will protect the Information and treat it s strictly confidential. A violation by Tarun of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

7. CONFIDENTIALITY AFTER TERMINATION OF CONSULTING. The confidentiality provisions of this Agreement shall remain in full force and effect for a one year period after the termination of Tarun's consulting. During this period, neither party shall make pr permit the making of any public announcement or statement of any kind that Tarun was formerly employed by or connected with Gateway.

8. CONSULTANT'S INABILITY TO CONTRACT FOR EMPLOYER. Tarun shall not have the right to make any contracts or commitments for or on behalf of Gateway without first obtaining the express written consent of Gateway.

9. TERM/TERMINATION. Tarun's Consulting under this Agreement shall be for an unspecified term on an "at will" basis. This Agreement may be terminated by Gateway upon 30 days written notice and by Tarun upon 30 days written notice. If Gateway shall so terminate this Agreement, Tarun shall be entitled to compensation for 30 days beyond the termination date of such termination, unless Tarun is in violation of this Agreement. If Tarun is in violation of this Agreement, Gateway may terminate Consulting without notice and with compensation to Tarun only to the date of such terminations. The compensation paid under this Agreement shall be Tarun's exclusive remedy.

10. TERMINATION FOR DISABILITY. Gateway shall have the option to terminate this Agreement, if Tarun becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. Gateway shall exercise this option by giving 30 days written notice to Tarun.

11. COMPLIANCE WITH EMPLOYER'S RULES. Tarun agrees to comply with all of the rules and regulations of Gateway.

12. RETURN OF PROPERTY. Upon termination of this Agreement, Tarun shall deliver to Gateway all property which is Gateway's property or related to Gateway's business (including keys, records, notes, data, memoranda, models, and equipment) that is in Tarun's possession or under Tarun's control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Tarun.


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13.  NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, address as follows:

     Employer:

     Gateway Distributors
     3035 E. Patrick Lane
     Las Vegas, Nevada 89120

     Consultant:

     Tarun Mendiratta

     Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

14. ENTIRE AGREEMENT. This agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

15. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

16. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or enforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provisions for this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of the Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforcer and compel strict compliance with every provision of this Agreement.

18. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Nevada.

19. Consultant shall operate as an independent contractor and as such be responsible for all taxes owed. Consultant will receive a 1099 from Gateway to verify income earned and taxable.


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In witness whereof, the parties have executed this Consulting agreement as of
April 13, 2004.




By: ________________________
     Tarun Mendiratta
     Individual

Date: _____________



By: ________________________
     Rick Bailey
     President / CEO

Date:  _____________


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